Exhibit10.2
SEPARATION AGREEMENT AND GENERAL RELEASE
NOTICE: YOU SHOULD THOROUGHLY REVIEW AND UNDERSTAND THE TERMS, CONDITIONS, AND EFFECT OF THIS SEPARATION AGREEMENT AND GENERAL RELEASE. YOU ARE ADVISED TO CONSULT WITH AN ATTORNEY BEFORE SIGNING IT.
The parties to this Separation Agreement and General Release (hereinafter “Agreement”) are Ambac Financial Group, Inc. (the “Company”), its successors, predecessors, subsidiaries, and affiliates (hereinafter collectively referred to as “AMBAC”), and Nader Tavakoli (“Employee”) (collectively, “Parties”).
WHEREAS, Employee has been employed by AMBAC in the position of President and Chief Executive Officer pursuant to an Employment Agreement dated as of January 4, 2016 (the “Employment Agreement”), and was employed as interim President and Chief Executive Officer before that time; and
WHEREAS, AMBAC and Employee have now agreed to the termination of Employee’s employment by mutual agreement and desire to set forth their agreement concerning the terms and conditions of the cessation of employment of Employee, including the precise nature and amount of compensation to be provided to Employee and any other rights and obligations of AMBAC and Employee following Employee’s termination of employment;
NOW, THEREFORE, in consideration of the respective promises set forth herein, which the Parties acknowledge are adequate consideration for the promises made herein, and subject to the conditions described herein, the Parties acknowledge and agree as follows:
1.Termination Date: The Company and Employee agree that Employee’s employment with AMBAC, which was initially noticed to end on December 29, 2016, will end on December 31, 2016 (“Termination Date”), notwithstanding any provision in the Employment Agreement that would extend the Employment Period (as defined in the Employment Agreement) beyond such date. Employee will be paid the amounts specified in Section 7(e) of the Employment Agreement for a termination by the Company other than for Cause during the calendar year 2016, and the Company and Employee agree that the lump sum payments described in items (1) and (2) of Section 7(e) shall be equal to the gross amount of $3,000,000 in the aggregate and subject to all legally required withholdings as reasonably determined by the Company. For clarity, the Company and Employee agree that no amount shall be paid for any unpaid bonus amount for 2016. As a consequence of this Termination Date, Employee will vest in the portion of the restricted stock units issued pursuant to the Ambac Financial Group, Inc. Incentive Compensation Plan (the “Plan”) and the Ambac Financial Group, Inc. Restricted Stock Unit Agreement dated January 4, 2016 (the “RSU Agreement”) that vest on December 31, 2016 subject to the terms of the Plan and the RSU Agreement.
2.    Resignation: Employee hereby resigns all positions as an officer and as a member of the Board of Directors of Ambac Financial Group, Inc. (“AFG”) and of each direct and indirect subsidiary thereof, including Ambac Assurance Corporation, effective immediately. The Company agrees that this resignation will be treated as removal from the Company’s Board without cause for purposes of determining the vesting of the Option and the Time Based RSUs and associated Dividend Equivalents and the service requirement for Performance Based RSUs and associated Dividend Equivalents (collectively the Option, Time Based RSUs, Performance Based RSUs and their respective Dividend Equivalents are the “2015 Grants”) pursuant to Section 5(b) of the Ambac Financial Group, Inc. Restricted Stock Unit and Stock Option Agreement dated as of March 31, 2015.
3.    Special Payment and Benefits: In consideration of the execution of this Agreement by Employee and of Employee’s performance of his obligations under this Agreement, including his provision of the consulting services identified in Section 7, and conditioned on his compliance with its terms and conditions, AMBAC will provide Employee with a lump sum payment equal to the gross amount of $750,000. The lump sum payment described in the preceding sentence shall be made within 15 business days of the Effective Date as set forth in the last sentence of this Agreement (but in no event prior to January 1, 2017), and shall be subject to all legally required withholdings as determined by the Company.
4.    Release: Employee, for himself, his attorney, heirs, executors and assigns, does hereby fully and forever release and discharge AMBAC and its past, current and future affiliated entities, as well as their predecessors, successors, assigns, and their past, current and former directors, officers, partners, agents, employees, attorneys, and administrators from all suits, causes of action, and/or claims, demands or entitlements of any nature whatsoever, whether known, unknown, or unforeseen, which Employee has or may have against any of them arising out of or in connection with his employment by AMBAC, the Employment Agreement, the termination of his employment with AMBAC, or any event, transaction, or matter occurring or existing on or before the date of Employee’s signing of this Agreement related to AMBAC, except that Employee is not releasing any claims arising under Section 10 of the Employment Agreement, any other right to indemnification or director and officer liability insurance coverage that Employee may otherwise have, any claims that Employee may have to vested payments or benefits pursuant to any qualified pension plan, any claims relating to any rights Employee may have pursuant to equity and equity-based awards granted to Employee by AMBAC (whether in his capacity as a director only or in his capacity as an officer and director) that vested or will vest on or before the Termination Date or any of the 2015 Grants, or any claims arising after the date of his signing this Agreement. Employee agrees not to file or otherwise institute any claim, demand or lawsuit seeking damages or other relief and not to otherwise assert any claims, demands or entitlements that are released herein. Employee further hereby irrevocably and unconditionally waives any and all rights to recover any relief or damages concerning the claims, demands or entitlements that are released herein. Employee represents and warrants that Employee has not previously filed or joined in any such claims, demands or entitlements against AMBAC or the other persons or entities released herein and that Employee will indemnify and hold them harmless from all liabilities, claims, demands, costs, expenses and/or attorney’s fees incurred as a result of any such claims, demands or lawsuits.
This Agreement specifically includes, but is not limited to, all claims of breach of contract, employment discrimination (including any claims coming within the scope of Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Equal Pay Act, the Americans with Disabilities Act, and the Family and Medical Leave Act, all as amended, or any other applicable federal, state, or local law), claims under the Employee Retirement Income Security Act, as amended, claims under the Fair Labor Standards Act, as amended (or any other applicable federal, state or local statute relating to payment of wages), wage orders, claims concerning recruitment, hiring, termination, salary rate, severance pay, stock options, wages or benefits due, sick leave, holiday pay, vacation pay, life insurance, group medical insurance, any other fringe benefits, worker’s compensation, termination, employment status, libel, slander, defamation, intentional or negligent misrepresentation and/or infliction of emotional distress, together with any and all tort, contract, or other claims which might have been asserted by Employee or on his behalf in any suit, charge of discrimination, or claim against AMBAC or the persons or entities released herein.
Employee acknowledges that different or additional facts may be discovered in addition to what he now knows or believes to be true with respect to the matters released in this Agreement, and he agrees that this Agreement shall be and remain in effect in all respects as a complete and final release of the matters released, notwithstanding any different or additional facts.
However, notwithstanding the foregoing, nothing in this Agreement shall be construed to waive any right that is not subject to waiver by private agreement, including, without limitation, any claims arising under state unemployment insurance or workers compensation laws.  Employee understands that rights or claims under the Age Discrimination in Employment Act that may arise after Employee executes this Agreement are not waived. Likewise, nothing in this Agreement shall be construed to prohibit Employee from filing a charge with or participating in any investigation or proceeding conducted by the EEOC, NLRB, or any comparable state or local agency.  Notwithstanding the foregoing, Employee agrees to waive his right to recover individual relief in any charge, complaint, or lawsuit filed by him or anyone on his behalf.

The Company represents that it will not assert and waives any claim against Employee based on facts presently known to the independent members of its Board of Directors.
5.    Non-admission of Liability or Wrongdoing: The Parties understand and agree that the execution of this Agreement does not constitute an admission by any party of any liability or wrongdoing on the part of that party.
6.    Post-Employment Obligations: All provisions regarding post-employment obligations of Employee pursuant to Section 8 of the Employment Agreement, including, but not limited to, the obligations related to Confidentiality, Non-Disclosure, Materials, Non-Solicitation, Non-Competition, Compliance with Company Policies, Non-Disparagement, Publicity, Cooperation and Enforcement, will remain in full force and effect following the Termination Date according to their terms; provided, however, that Employee agrees to cooperate with the Company as set forth in Section 8(h) of the Employment Agreement for a period of five years following the Termination Date. The post-employment obligations of the senior executives and directors of the Company pursuant to Section 8(f) of the Employment Agreement will remain in full force and effect following the Termination Date according to their terms. For the sixty-day period following the Termination Date, the Company will arrange to forward Employee’s mail and electronic communications and will provide reasonable administrative support in connection with activities related to the transitioning of Employee’s responsibilities.
7.    Consulting Services: Employee agrees that during the twelve (12) month period following the Termination Date, Employee shall serve as a consultant to AMBAC and shall be reasonably available to perform services as reasonably requested by AMBAC. Such services shall include, but not be limited to, assisting in a smooth leadership transition, advising on asset or liability management issues, advising on issues arising with respect to the rehabilitation of the Segregated Account of Ambac Assurance Corporation, consulting on litigation, advising on operational matters, assisting with year-end financial reporting, and advising on other matters as may be reasonably requested by AMBAC from time to time. Employee will only provide services to the extent specifically directed by the Chairman of the Board of Directors of AFG (the “Board Chair”) or his designee.  Employee will only communicate on behalf of the Company or about its business to the extent expressly authorized by the Board Chair or his designee.  The Company may not require Employee to provide services at times or places that unreasonably interfere with Employee’s other business/remunerative activities.  The arrangement will be non-exclusive, will not require Employee’s presence in the offices of the Company, and will place no restrictions on the Employee’s outside activities beyond scope of the post-employment obligations set forth in Section 8 of the Employment Agreement as modified by Section 6 of this Agreement.  Employee will be reimbursed for reasonable expenses expressly authorized by the Board Chair or his designee; Employee will not be obligated to provide any services that would require him to incur expenses absent such prior express authorization from the Board Chair or his designee. Employee acknowledges and agrees that Employee shall not receive any additional compensation for performing services as a consultant to AMBAC beyond what is provided for in Section 3 except as may be expressly agreed in writing by the parties. Notwithstanding anything in the foregoing to the contrary, AMBAC and Employee agree and acknowledge that Employee’s consultant services shall not exceed twenty percent (20%) of the average level of bona fide services performed by Employee over the 36-month period immediately preceding the Termination Date. Nothing in this Section 7 or this Agreement shall be deemed to create a fiduciary relationship between Employee and AMBAC.
8.    Communication with Government Agencies: Nothing in this Agreement precludes Employee from participating in an investigation or otherwise communicating with any federal, state or local government office, official or agency.
9.    Arbitration of Disputes: Any dispute, controversy or claim arising out of or related to Employee’s employment with the Company, this Agreement or any breach of this Agreement shall be submitted to and decided by binding arbitration in the County of New York. Arbitration shall be administered exclusively by the American Arbitration Association and shall be conducted consistent with the rules, regulations and requirements thereof as well as any requirements imposed by state law. Any arbitral award determination shall be final and binding upon the parties.

10.    No Future Employment: Employee has been told that AMBAC will not hire him as an employee in the future. He promises not to seek employment with the organization unless it personally asks him to do so.
11.    Acknowledgements by Employee: In signing this Agreement, Employee acknowledges:

(1)
That he has not suffered any job-related wrongs or injuries, such as any type of discrimination, for which he might still be entitled to compensation or relief in the future. He has been paid all wages, compensation and benefits, and other amounts that AMBAC or any Released Party should have paid him in the past.

(2)	That he is not aware of any unlawful conduct by AMBAC, the Company or any of its or their directors, officers or employees.

(3)
That he is intentionally releasing claims that he did not know that he might have and that, with hindsight, he might regret having released. He has not assigned or given away any of the claims he is releasing.

(4)	That he has read and understands this Agreement and that he has been advised to consult with an attorney about its meaning and effect and has done so.

(5)
That he is receiving monies or other consideration to which he is not otherwise entitled by signing the Agreement and that he is releasing all claims against the Released Parties, whether known or unknown, knowingly and voluntarily and without duress, coercion or undue influence of any kind.

12.    Knowing and Voluntary Execution: Employee states and represents that he has carefully read the foregoing Agreement consisting of seven (7) pages, and knows and understands the contents thereof, and that he has executed the same as his own free act and deed. Employee also acknowledges that he has had the opportunity to ask questions about each and every provision of this Agreement and that he fully understands the effect of the provisions contained herein upon his legal rights.
13.    Executed Counterparts: This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.
14.    Modification: No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by both Parties.
15.    Effect of Void Provision: If a Party successfully asserts that any provision in this Agreement is void or invalid, the rest of the Agreement shall remain valid and enforceable unless the other Party elects to cancel it. If this Agreement is cancelled pursuant to the preceding sentence, then Employee will forfeit and/or repay any additional amounts which Employee received in exchange for signing it.
16.    Assignability: Employee’s obligations and agreements under this Agreement shall be binding on his heirs, executors, legal representatives and assigns and shall inure to the benefit of any successors and assigns of AMBAC. AMBAC may, at any time, assign this Agreement or any of its rights or obligations arising hereunder to any party. The Company’s obligations and agreements shall be binding on its successors and assigns and shall inure to the benefit of Employee’s heirs, successors and assigns.
17.    Entire Agreement: This Agreement sets forth the entire agreement between the Parties hereto and supersedes and replaces any and all prior or contemporaneous representations or agreements, whether oral or written, relating to the subject matter herein. Employee acknowledges that when he decided to sign this Agreement, he was not relying on any representations that were not in this Agreement. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the Parties.

Governing Law: This Agreement shall be governed by the laws of the State of New York, without regard to its conflicts of law provisions.

YOU MAY NOT MAKE ANY CHANGES TO THE TERMS OF THIS AGREEMENT. BEFORE SIGNING THIS AGREEMENT, READ IT CAREFULLY, AND AMBAC ADVISES THAT YOU DISCUSS IT WITH YOUR ATTORNEY AT YOUR OWN EXPENSE. TAKE AS MUCH TIME AS YOU NEED TO CONSIDER THIS AGREEMENT BEFORE DECIDING WHETHER TO SIGN IT, UP TO 21 DAYS. BY SIGNING IT YOU WILL BE WAIVING YOUR KNOWN AND UNKNOWN CLAIMS.
JANUARY 3, 2017 IS THE DEADLINE FOR YOU TO DELIVER A SIGNED COPY OF THIS AGREEMENT TO STEPHEN KSENAK. IF YOU FAIL TO DO SO, YOU WILL NOT RECEIVE THE SPECIAL PAYMENTS OR BENEFITS DESCRIBED IN IT.
YOU MAY REVOKE THIS AGREEMENT IF YOU REGRET HAVING SIGNED IT. TO DO SO, YOU MUST DELIVER A WRITTEN NOTICE OF REVOCATION TO STEPHEN KSENAK BEFORE SEVEN 24-HOUR PERIODS EXPIRE FROM THE TIME YOU SIGNED IT. IF YOU REVOKE THIS AGREEMENT, IT WILL NOT GO INTO EFFECT AND YOU WILL NOT RECEIVE THE SPECIAL PAYMENTS OR BENEFITS OR THE ALTERATION OF THE TERMINATION DATE DESCRIBED IN IT. THE EFFECTIVE DATE OF THIS AGREEMENT IS THE EIGHTH DAY AFTER YOU SIGN WITHOUT REVOCATION.

AGREED:

Nader Tavakoli                    Ambac Financial Group, Inc.
_/s/ Nader Tavakoli______________            __/s/ Stephen M. Ksenak_____
                             Stephen M. Ksenak
                             Senior Managing Director and
                             General Counsel